Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Overture Acquisition Corp. (a development stage company) on Amendment No. 2 to Form S-4 (File No. 333-163620) of our report dated March 16, 2009, which includes an explanatory paragraph as to Overture Acquisition Corp.’s (a development stage company) ability to continue as a going concern with respect to our audits of the financial statements of Overture Acquisition Corp. (a development stage company) as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the periods from September 25, 2007 (inception) through December 31, 2007 and 2008, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum llp
Marcum llp
(formerly Marcum & Kliegman llp)
Melville, New York
January 7, 2010